Exhibit 99.1

    Pro-Pharmaceuticals' Begins Process of New Drug Application Submission with the FDA for Co-administration of DAVANAT(R) with 5-FU in Cancer Patients


    NEWTON, Mass.--(BUSINESS WIRE)--Feb. 7, 2007--Pro-Pharmaceuticals, Inc. (AMEX:PRW), a developer of novel carbohydrate compounds, today announced it has begun the process of submitting a New Drug
Application (NDA) with the U.S. Food & Drug Administration (FDA) for co-administration of DAVANAT(R) with 5-Fluorouracil (5-FU) for treatment in cancer patients.

    "Our goal is to get our lead compound, DAVANAT(R) to market," said David Platt, Ph.D., President & Chief Executive Officer, Pro-Pharmaceuticals, Inc. "Based on recent data analysis from our Phase l and Phase ll clinical trials, we believe DAVANAT(R) has the potential to improve the pharmacokinetic profile of 5-FU, as well as other FDA-approved anti-cancer drugs, with out increasing toxicity markers as would be expected with increased 5-FU exposure. In addition, we continue discussions with pharmaceutical companies who are evaluating our technology. Our goal is to facilitate collaborations that will enable us to get our compounds to market quickly in multiple indications and modalities."

    Analysis of the pharmacokinetic data of the Phase l clinical trial indicates that 5-FU, in combination with DAVANAT(R), remained longer in the bloodstream (up to 10 times), without increasing 5-FU's toxicity in these fragile patients. Increased exposure to 5-FU may explain why 54% (14 of 26) of the end-stage cancer patients, who had measurable disease, were stabilized from 2 to 13 months and 70% (7 of 10) were stabilized at the highest DAVANAT(R) dose level. In the Phase ll clinical trial for end stage cancer patients, patients had no increase in toxicity with increased exposure to 5-FU in the presence of DAVANAT(R).

    The Company is actively recruiting and dosing patients in two international Phase ll trials both designed as first-line therapies in colorectal and biliary cancers, administering DAVANAT(R) in combination with 5-FU. In the colorectal trial, AVASTIN(R) and Leucovorin are also administered. Additional information on these two trials can be found at www.clinicaltrials.gov.

    About DAVANAT(R)

    DAVANAT(R), the Company's lead drug candidate, is a carbohydrate (polysaccharide) polymer composed of mannose and galactose. The Company believes DAVANAT(R)'s mechanism of action is based upon binding to lectins on the cell surface. Lectins are carbohydrate-binding proteins found in increased amounts on cell surfaces. DAVANAT(R), when injected into humans, recognizes and attaches to lectins. It is theorized that DAVANAT(R) targets specific lectin receptors (Galectins) that are over-expressed on cancer cells. Current research indicates that Galectins affect cell development and play important roles in cancer, including tumor cell survival, angiogenesis and tumor metastasis. This form of targeted delivery may allow for higher doses of chemotherapy administration with no increase in toxicity.

    Pro-Pharmaceuticals, Inc. - Advancing Drugs Through
Glycoscience(R)

    Pro-Pharmaceuticals is a development stage pharmaceutical company engaged in the discovery, development and commercialization of carbohydrate-based therapeutic compounds for advanced treatment of cancer, liver, microbial, cardiovascular and inflammatory diseases. Initially, the product pipeline is principally focused on increasing the efficacy and decreasing the toxicity of approved chemotherapy drugs. The Company has been conducting clinical and pre-clinical studies with its lead compound, DAVANAT(R), in combination with 5-FU, leucovorin, irinotecan, doxorubicin, oxaliplatin, paclitaxel, cisplatin, and bevacizumab (Avastin(R)). Results show that DAVANAT(R) exhibits a broad spectrum of activity with tested drugs. The Company is developing other carbohydrate-based therapeutic compounds that are currently in the pre-clinical stage of development. Founded in 2000, the Company is headquartered in Newton, Mass. Additional information is available at www.pro-pharmaceuticals.com.

    FORWARD LOOKING STATEMENTS: Any statements in this news release about future expectations, plans and prospects for the Company, including without limitation statements containing the words "believes," "anticipates," "plans," "expects," and similar expressions, constitute forward-looking statements as defined in the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management's current expectations and are subject to a number of factors and uncertainties, which could cause actual results to differ materially from those described in such statements. We caution investors that actual results or business conditions may differ materially from those projected or suggested in forward-looking statements as a result of various factors including, but not limited to, the following: uncertainties as to the utility and market for our potential products; uncertainties associated with pre-clinical and clinical trials of our product candidates; our limited experience in product development and expected dependence on potential licensees and collaborators for commercial manufacturing, sales, distribution and marketing of our potential products; possible development by competitors of competing products and technologies; lack of assurance regarding patent and other protection of our proprietary technology; compliance with and change of government regulation of our activities, facilities and personnel; uncertainties as to the extent of reimbursement for our potential products by government and private health insurers; our dependence on key personnel; our history of operating losses and accumulated deficit; and economic conditions related to the biotechnology and bio-pharmaceutical industry. We cannot assure you that we have identified all the factors that create uncertainties. Readers should not place undue reliance on forward-looking statements.

    More information about those risks and uncertainties is contained and discussed in the "Management Discussion and Analysis of Financial Condition and Results of Operations" and "Risk Factors" sections of the Company's most recent quarterly or annual report and in the Company's other reports filed with the Securities and Exchange Commission. The forward-looking statements represent the Company's views as of the date of this news release and should not be relied upon to represent the Company's views as of a subsequent date. While the Company anticipates that subsequent events may cause the Company's views to change, the Company disclaims any obligation to update such forward-looking statements.

    DAVANAT and Advancing Drugs Through Glycoscience are registered trademarks of Pro-Pharmaceuticals. CARBOSOME is a trademark of Pro-Pharmaceuticals. AVASTIN is a registered trademark of Genentech, Inc.

    CONTACT: Pro-Pharmaceuticals, Inc.
             Anthony D. Squeglia, 617-559-0033
             squeglia@pro-pharmaceuticals.com